Exhibit 10.1

Exhibit 10.1

PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY

March 18, 2016

Randall Scott

RE:

Second Amendment to Severance Compensation Agreement between Rare Element Resources, Inc., and Randall J. Scott dated April 23, 2013 (the “Severance Compensation Agreement” or “SCA”)

Randy,

This letter agreement confirms a further change to your Severance Compensation Agreement (“SCA”) referenced above as of April 1, 2016.  As you are aware, the Board of Directors has instructed the Company to achieve certain objectives into mid-2016 and your continued commitment and involvement in those objectives is deemed key to our success. Given the current care-and-maintenance positioning of the Company, we believe your continued full time involvement as the Company’s President and Chief Executive Officer, through approximately June 30, 2016, remains critical to our ongoing business needs.

You have agreed to further amend your SCA to reduce any potential future benefit payable under the SCA by the amount of your salary paid from April 1through June 30, 2016.  This reduction is a continuation of the reduction you agreed to in the first Amendment to your agreement, which was executed on January 11, 2016 relating to your compensation from January 1 through March 31, 2016.  This additional reduction would mean that should you have a qualifying termination (as defined in the SCA) in 2016, your benefit under section 3.1 of the SCA would be reduced by 1/12 per month for each of the first six months you remain employed into 2016.  The above reduction in benefit would be under section 3.1 only, and does not reduce any potential benefit should there be a qualifying termination under section 3.2 regarding a qualifying termination on or after a change in control.  It is currently expected your on-going employment at your current full salary would be evaluated further by the end of June 2016.

If, for any reason, you should choose to voluntarily leave the Company’s employment, or leave for a reason other than a qualifying termination at any time, you would not be eligible for any severance as defined by the SCA. All other terms in your Agreement remain unaltered by this letter agreement.

225 Union Blvd, Suite 250

P:  720-278-2460

Lakewood, CO  80228

F:  720-278-2490

Randy, we are pleased that you have confirmed your on-going commitment to the key objectives of the Company at this important time.  Your employment at-will with the Company is in no way altered by this letter agreement, however, it is our intention to accept your personal commitment to be a part of our go-forward team in early 2016 for the benefit of our shareholders.  Please sign below your acceptance of this amendment.  Together, we look forward to achieving our key objectives in the second quarter of 2016.

Kind Regards,

/s/ Gerald Grandey

Gerald Grandey

Chairman of the Board

Accepted and Agreed on this 18th day of March, 2016.

/s/ Randall J. Scott

Randall J. Scott